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                 UNITED STATES                                 OMB APPROVAL
     SECURITIES AND EXCHANGE COMMISSION                       ----------------
            Washington, D.C. 20549                              OMB Number:
                                                                 3235-0058
                 FORM 12b-25                                     Expires:
                                                               May 31, 1997
         NOTIFICATION OF LATE FILING                             Estimated
                                                               average burden
(Check One):  [X] Form 10-K   [ ] Form 20-F    [ ] Form 11-K      hours per
              [ ] Form 10-Q   [ ] Form N-SAR                   response..2.50
                                                             -----------------
For Period Ended:  December 31, 1998
                   -----------------                         -----------------
                                                                SEC File No.
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F                        000-07693
        [ ] Transition Report on Form 11-K                   -----------------
        [ ] Transition Report on Form 10-Q                   -----------------
        [ ] Transition Report on Form N-SAR                  CUSIP No.459858205
                                                             -----------------
For the Transition Period Ended:
                                 ------------------
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[ Read Instruction (on back page) Before Preparing Form.  Please Print or Type ]
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

International Mercantile Corporation
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                            7979 Old Georgetown Road
                              (Street and Number)
                            Bethesda, Maryland 20814
                           (City, State and Zip Code)
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unresonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if approriate)

    | (a) The reasons  described in  reasonable  detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] |     filed on or before the fifteenth calendar day following the prescribed
    | due date; or the subject quarterly report of transition report on Form | 10-Q, or portion thereof will filed on or before the fifth calendar
    |     day following the prescribed due date; and
    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    |     has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant has encountered unforeseen delays in compiling all of its required financial disclosures. In this regard, the Company's independent accountant recently suffered a death in the family.

                                                 (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

  Frederic Richardson
      Chairman                      301                   774-6913
------------------------      ----------------       ---------------------
        (Name)                   (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify       report(s).                   [X] Yes [ ] No
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(3)  Is it  anticipated  that any  significant  changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     therof?                                     [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


PART IV (3) - EXPLANATION


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                      International Mercantile Corporation
               ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 31, 1999                    By  /s/ Frederic Richardson
     --------------------                  ----------------------------------
                                            Frederic Richardson
                                            Chairman

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION
                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registerd.

4. Restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((S)232.13(b) of this chapter).